Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2015 relating to the consolidated financial statements and financial statement schedule of MGM Resorts International and subsidiaries, and the effectiveness of MGM Resorts International and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of MGM Resorts International for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 2, 2015